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                              [CELSION LETTERHEAD]




March 27, 2003


Dear Stockholder:

We were genuinely disappointed that the snowstorm of February 16/17 prevented us from meeting with many of you at our annual meeting. We value this opportunity to discuss our business with you in person. Although the meeting took place as scheduled, and a couple of stockholders, including a hardy supporter from Idaho, braved the weather to attend, we would like to invite all of you to meet with management and the Board of Directors on Tuesday, May 20, 2003 at 11:00 a.m. (Please note that this date has been changed from the originally announced date of May 14) at our headquarters in Columbia, MD. At that time, we will provide an update on the progress of our business, which will be simultaneously webcast for those who are unable to attend. Registration for the webcast will be handled through our website at www.celsion.com.

In the meantime, we would like to take this opportunity to deliver the management message from the stockholders' meeting and update you on other developments in the business.

Celsion was founded with a vision of developing heat applications to treat cancer. We have pursued this vision through scientific research collaborations with leading institutions including MIT, Duke University, Sloan-Kettering and others. From these relationships we have developed a portfolio of proprietary technologies and acquired commercialization rights for associated products. We have focused on the development of products for cancer and other localized diseases. However, the commercialization process requires a substantial investment of time and money. In 2001 we conducted a strategic review and concluded that a non-cancer application of heat, for the treatment of BPH, offered the lowest cost and lowest risk approach to developing and validating Celsion's platform technology. This application was also the closest to market in terms of development. Management decided to focus resources in the short term on commercializing the BPH technology in order to generate funds for the development and commercialization of our cancer technologies. We also decided that engaging a strategic partner would be the most effective way to market our BPH product.

On January 20, 2003, we engaged Boston Scientific Corporation as the distribution agent for our BPH product and, through its equity investment and right of first offer on our other technologies; Boston Scientific became our true strategic partner. We believe that the establishment of our strategic partnership with Boston Scientific was definitely one of the most important developments in the Company's history--representing an endorsement of our technology from an acknowledged leader in our field and validating Celsion's technology


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We view Boston Scientific as an ideal partner for Celsion, in light of its position as a major medical device company and leader in the field of minimally invasive therapies, as well as its commitment to becoming a leader in minimally invasive treatment of BPH. We anticipate that Boston Scientific's 50-person sales force, together with its marketing clout in the urology field, will provide Celsion with an effective route to revenue generation and growth in the short term. In the longer term, we anticipate that our relationship with Boston Scientific may result in the eventual sale of the BPH business. Additionally the transaction has provided an immediate injection of cash, which will enable Celsion to make further progress towards the development of our potentially more valuable cancer technologies. We are really encouraged by the focus that Boston Scientific has put on preparing our product for launch. We have already commissioned teams of people from both companies to collaborate on the logistics of bringing the product to market once approval is received.

On March 24, 2003, Celsion submitted the final clinical module required in the process leading to FDA Pre Marketing Approval (PMA) for the BPH system. We expect that the remainder of the approval process should be smooth and that the FDA should act on the PMA during the summer of this year. Receipt of the PMA would mark the second major milestone for Celsion for 2003.

Our cancer programs are also moving forward. We are currently conducting two (Protocol A & B) pivotal phase II trials of our breast cancer treatment system. In Protocol A, we are attempting to shrink large tumors with our focused heat system, in conjunction with chemotherapy, to allow breast conserving surgery in place of more radical mastectomy. This is a randomized trial with a total of 312 patients, half of whom will receive our treatment. Protocol B is designed to demonstrate that treatment with focused heat prior to a lumpectomy will ablate
(kill) the tumor and leave the surrounding tissues clear of viable cancer cells. In particular, we are attempting to demonstrate that our focused heat treatment can significantly reduce the rate of second incision (follow-up surgery required when surrounding tissues demonstrate the presence of cancer cells after lumpectomy) from currently documented levels of up to 55%. This is also a randomized trial, with a total of 222 patients, half of whom will receive our treatment prior to lumpectomy and the remainder of whom will receive lumpectomy alone. We have seven active sites currently enrolling patients for our pivotal breast cancer clinical trials and to date have enrolled eight patients in Protocol A and 18 patients in Protocol B

We also are moving forward with the development of our heat-activated liposomal technology for the treatment of cancer. We have received FDA clearance to conduct a Phase I clinical trial to treat prostate cancer. This trial uses doxorubicin, encapsulated in our heat-activated liposome, with the heat necessary to release the drug delivered by our BPH 800 prostate heating system. Successful effective release of drugs in the prostate for cancer treatment may represent a significant breakthrough in the management of prostate cancer since there are currently no effective chemotherapeutic delivery regimens available to treat prostate cancer, which is the most common cancer among men


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in the United States. Our principal investigator, Dr. Donald "Skip" Trump, of
Ros- well Park Cancer Institute, is presently screening for patients in this phase I prostate cancer dose escalation study. We are attempting to accelerate enrollment and completion of this study by adding an additional site. We are petitioning the FDA to allow us to add an additional investigational site; and, if they approve our request, we will recruit one of our very productive BPH sites, several of which have expressed a high level of interest to participate in the study.

We are also in the final stages of pre-clinical testing, in conjunction with the National Institutes of Health, for our doxorubicin-encapsulated liposome, in combination with Radio Frequency Ablation (RFA), to treat liver cancer. Upon completion of the pre-clinical studies we intend to file an Investigatory New Drug application (IND) with the FDA to commence Phase I trials for liver cancer. Liver cancer is one of the most prevalent cancers worldwide, with one of the highest mortality rates. We have recently engaged Northern Lipids Inc., a liposomal drug formulator based in Vancouver, Canada, to undertake with us the work necessary to scale up production of our liposome in a manner suitable for Phase II trials. We are very excited by the prospects for this technology, which we believe can be extended to other medical indications and to encapsulate other drugs.

We continue to make progress with the gene therapy technology that we have licensed from Memorial Sloan-Kettering Cancer Institute. However, the progress of this technology, which is at the earliest stage of development, has been most impacted by our limited funding.

As we strategically reposition Celsion's business into the application of heat in the treatment of cancer, we have also re-examined our organizational structure. We have formed an Office of the Chief Executive consisting of Dr. Cheung, our Chief Executive Officer, and our two Executive Vice Presidents, Tony Deasey and Dan Reale. In this new organizational structure, Dr. Cheung will provide the strategic and technical leadership for the development of Celsion's business, working with Dan on formulating the strategy for the development of the cancer business and with Tony on financial strategy, stockholder relations and related issues. Tony and Dan will manage day-to-day operations. Dan will be responsible for managing the development of our cancer business and overseeing our clinical and regulatory team. In addition to his current responsibilities for finance and administration, Tony will manage the Company's operational activities, including management of the BPH business. We are confident that Dan will inject the same level of energy and achieve the same level of results in the cancer business as he has for the BPH business and that Tony will ensure that the operational aspects of assimilating Boston Scientific as a distribution partner will be seamlessly executed. We believe that this new allocation of responsibilities will enable Celsion to develop its core cancer business while simultaneously managing the successful commercialization of the BPH 800 system.



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At the annual stockholders' meeting on February 18, 2003, we submitted two items of business for stockholder action. Dr. Gary Pace, who had been appointed to the Board of Directors in January to fill a term expiring with the annual meeting, was elected to a full three-year term as a Class II director. Dr. Pace has extensive experience in the bio- technology and pharmaceutical medical device field. We are delighted to welcome Dr. Pace to our Board and are sure that his input will be very valuable to us. The stockholders also ratified the appointment of Stegman and Company as Celsion's auditors for the 2003 fiscal year. We would like to thank Stegman for their stalwart service as our auditors and are happy, in this current uncertain corporate environment, to be able to rely on their integrity to protect the interests of our stockholders.

We would also like to take this opportunity to thank Dr. LaSalle D. Leffall, Jr. for his almost five years of service as a member of our Board of Directors. Dr. Leffall resigned from the Board of Directors on September 20, 2002, when he was appointed by President George W. Bush to be Chairman of the President's Cancer Panel, which oversees the national cancer program. Dr. Leffall provided management and the Board valuable insight and wisdom during his time in office.

Finally, we would like to thank you, our stockholders, for your loyal support as we move towards realizing our vision.

Sincerely,

/s/  MAX E. LINK                           /s/  AUGUSTINE Y. CHEUNG
   Max E. Link                             Augustine Y. Cheung
   Chairman                                President & Chief Executive Officer